Exhibit 10.28

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDMENT

dated as of December 21, 2017

to the

Price Risk Management, Origination

And Merchandising Agreement

dated as of June 1, 2015

between

Agri-Energy, LLC

and

FCStone Merchant Services, LLC

(each a “Party” and collectively, the “Parties”)

The Parties have previously entered into that certain Price Risk Management, Origination and Merchandising Agreement dated as of June 1, 2015, as amended and supplemented from time to time (the “Agreement”).  The Parties have now agreed to amend the Agreement by the terms of this First Amendment (the “Amendment”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Agreement.

A.AMENDMENTS

1)	Section 2, “2. Agreement To Sell Subject Feedstock.” is hereby amended and replaced in its entirety by the following:

“2. Agreement To Sell Subject Feedstock.  FCStone agrees to sell to Company, and Company agrees to purchase from FCStone, the entire volume of Subject Feedstock required by the Company Plant during the Term; provided, that FCStone shall be required to purchase Subject Feedstock only on terms and conditions approved by the Company verbally, by email, or in writing, in each case, in advance of each purchase of Subject Feedstock by FCStone. The per bushel price that the Company will pay for the Subject Feedstock will be calculated pursuant to the following: (1) the sum of (a) the basis price paid by FCStone to the supplier of the Subject Feedstock so long as such purchase is on terms and conditions approved by the Company verbally, by email, or in writing, in each case, in advance of such purchase of Subject Feedstock by FCStone, minus (b) any applicable Feedstock Prepayment (as defined below), plus (c) the reference futures price inclusive of any adjustments resulting from rolls, plus (d) all reasonable costs for assemblage, delivery, and off-loading, plus (e) all federal, state, or local taxes (other than taxes based on the income of FCStone) incurred in the purchase of the Subject Feedstock, plus (f) all other government tariffs or assessment fees,  import/export handling fees, and inspection fees associated with the Subject Feedstock; divided by (2) the number of bushels of Subject Feedstock in the applicable purchase transaction (the “Purchase Price”).”

2)	Section 3(a), “3. Payment Terms.” is hereby amended and replaced in its entirety by the following:

“(a)Provisional Payment.  On or before Monday of each week, FCStone shall make a provisional sale to Company for all the Subject Feedstock the Company plans to consume on Tuesday and Wednesday of that week. On or before Wednesday of each week, FCStone shall make a provisional sale to Company for all the Subject Feedstock the Company plans to consume on Thursday and Friday of that week. On or before Friday of each week, FCStone shall make a provisional sale to Company for all the Subject Feedstock the Company plans to consume on Saturday, Sunday, of that week and Monday of the immediately following week. On Monday of each week, Company shall make a corresponding provisional payment to FCStone for Subject Feedstock to be consumed by the Company Plant for Tuesday and Wednesday of that week. On Wednesday of each week, Company shall make a corresponding provisional payment to FCStone for Subject Feedstock to be consumed by the Company Plant for Thursday and Friday of that week. On Friday of each week, Company shall make a

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

corresponding provisional payment to FCStone for Subject Feedstock to consumed by the Company Plant for Saturday, Sunday of that week and Monday of the immediately following week. The amount that the Company shall pay FCStone on Monday, Wednesday and Friday of each week, shall be the Purchase Price of the Subject Feedstock, determined on a first-in-first-out (or FIFO) basis, plus the Service Fee (as defined below). Upon receipt of Company’s payment, FCStone will deliver an electronic receipt indicating the price and quantity of Subject Feedstock for which Company has paid. Title to the corresponding quantity of Subject Feedstock will transfer to the Company upon its removal from the Grain Bin by the Company and delivery of a confirmation from Company to FCStone indicating the exact amount of Subject Feedstock removed. Company shall not be entitled to any service or other fee from FCStone for expenses or charges related to removal of the Subject Feedstock from the Grain Bins. The provisional payments set forth in this paragraph shall be subject to the reconciliation set forth in paragraphs (b), (c) and (e).”

3)	Section 3(b), “3. Payment Terms.” is hereby amended and replaced in its entirety by the following:

“(b) Monthly Reconciliation. Within five (5) days of the end of each month, FCStone shall reconcile their records with Company by determining the actual amount of Subject Feedstock delivered and consumed by the Company for the previous month. If Company consumed more Subject Feedstock than it purchased, FCStone will invoice Company for the unpaid amount (such an amount, the “Reconciliation Obligation”), Company shall pay any amount invoiced within three (3) business days of receipt of the invoice.”

4)	Section 3, “3. Payment Terms.” is hereby amended by adding a new subsection “(e)”:

“(e)Company may in its sole discretion elect to make an early provisional payment to FCStone for Subject Feedstock (a “Feedstock Prepayment”). Company’s election to make Feedstock Prepayments will be communicated in writing to FCStone no later than five (5) business days prior to the start of a quarter with quarters starting on January 1, April 1, July 1 and October 1 of each calendar year.  If Company elects to make Feedstock Prepayments during a particular quarter, such Feedstock Prepayments are due on the next Wednesday (or next business day if such date is a holiday) immediately following the date the Feedstock Prepayment Amount (as defined below) is provided to Company by FCStone.  FCStone will provide Company with a weekly position statement containing the amount due (such amount, the “Feedstock Prepayment Amount”), if any, on Friday of each week. The Feedstock Prepayment Amount will be the notional value of the Subject Feedstock as determined by FCStone using their commercially reasonable judgment multiplied by the applicable Feedstock Prepayment percentage provided in Section 4.  FCStone agrees to discount its Service Fee pursuant to Section 4 if Company elects to make a Feedstock Prepayment for Subject Feedstock.”

5)	Section 4, “4. Compensation.” is hereby amended and replaced in its entirety by the following:

“4.  Compensation.  In addition to the per bushel price paid by Company for the purchase of the Subject Feedstock pursuant to Section 3, Company shall pay to FCStone for its services hereunder an additional per bushel fee of total Subject Feedstock purchased by Company (the “Service Fee”).  The Service Fee will equal [**] per bushel unless Company has made a Feedstock Prepayment for the Subject Feedstock.  If Company makes a Feedstock Prepayment, the Service Fee for Subject Feedstock purchased by FCStone in the following quarter will equal: (i) [**] per bushel if the Feedstock Prepayments is greater than or equal to [**] of the notional value of the Subject Feedstock; or (ii) [**] per bushel if the Feedstock Prepayment is greater than or equal to [**] of the notional value of the Subject Feedstock.”

6)	Section 13, “13. Term and Termination.” is hereby amended and replaced in its entirety with the following:

“(h) In the event either Party terminates this Agreement for any reason other than breach by FCStone as provided in Section 13(d) (where FCStone is the non-performing Party) or Section 13(g), FCStone, in coordination with Company, shall use its commercially reasonable judgement to calculate the full cost of settling all open contracts with FCStone suppliers and all open contracts with Company into a single liquidated amount (“Settlement Amount”) payable by one party to the other. Subject to a market displacement event where market data is unavailable, FCStone shall calculate the Settlement Amount within five (5) Business Days following such termination, and FCStone shall provide written notice to Company of the Settlement Amount and whether it is due to or due from FCStone. The Settlement Amount shall be paid by the close of business on

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

the fifth (5th) Business Day following such notice, unless Company provides written notice to FCStone of a good faith dispute of the Settlement Amount.   In the case of any disputes regarding the Settlement Amount, the parties shall first attempt in good faith to resolve their dispute informally, or by means of commercial mediation, without the necessity of a formal proceeding. Interest on any unpaid, undisputed portion of the Settlement Amount shall accrue from the date of termination until the date of payment at the prime rate or the equivalent plus two percent.  If Company terminates this Agreement for cause due to breach by FCStone as provided in Section 13(d) (where FCStone is the non-performing Party) or Section 13(g), then FCStone shall bear the full costs of settling all open contracts. If FCStone terminates this Agreement for cause due to breach by Company as provided in Section 13(e) (where Company is the non-performing Party), then Company shall bear the full costs of settling all open contracts.”

7)	Section 13, “13. Term and Termination.” is hereby amended by adding a new subsection “(j)”:

“(j)Either Party may terminate this Agreement by providing written notice to the other Party, and such termination shall be effective on the sixtieth (60th) day following the non-terminating Party’s receipt of notice of the intent to terminate.”

B.REPRESENTATIONS

Each Party represents to the other Party in respect of the Agreement, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

C.MISCELLANEOUS

1) Entire Agreement; Restatement

(i) This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii) Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

D.CONFLICTS

For any conflict between the terms of this Amendment and any term of the Agreement, this Amendment shall govern.

E.COUNTERPARTS

This Amendment may be executed and delivered in counterparts (including by facsimile or email transmission), each of which will be deemed an original.

F.HEADINGS

The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

G.GOVERNING LAW

This Amendment will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts-of-laws rules thereof.

[Signature Page Follows]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

Agri-Energy, LLCFCStone Merchant Services, LLC

By: /s/ Christopher M. Ryan By: /s Ryan McNearney

Name: Christopher M. RyanName:  Ryan McNearney

Title: PresidentTitle:  VP, Legal & Business Affairs

Date:  December 26, 2017Date:  December 26, 2017

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.